                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of November 29, 1996 (the "Effective Date") by and between Retek Distribution Corporation, a corporation organized under the laws of the British Virgin Islands ("Retek"), and John N. Buchanan ("Employee"), and solely for purposes of Section 9.7 hereof, HNC Software Inc., a Delaware corporation ("HNC").

                                   BACKGROUND

          A. This Agreement is entered into in connection with that certain Exchange Agreement (the "Plan") dated as of October 25, 1996 among Retek, HNC and the shareholders of Retek. Pursuant to the Plan, HNC is to purchase and acquire all of the outstanding shares of Retek's capital stock in exchange for shares of HNC's Common Stock. The date on which the Exchange (as that term is defined in the Plan) is consummated shall be the Effective Date of this Agreement.

          B. Employee is a key employee of Retek and has been actively involved in the development, management, marketing, sale and performance of Retek's services and products. To preserve and protect the intangible assets of Retek, including Retek's goodwill, customers and trade secrets, of which Employee has and will have knowledge, and in consideration for HNC's entering into and performing its obligations under the Plan, Employee has agreed to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing facts and the mutual agreements of the parties contained herein, Retek, HNC and Employee hereby agree as follows:

          1. Employment; Scheduled Term. Subject to the terms and conditions of this Agreement, Retek agrees to employ Employee, and Employee accepts employment and agrees to be employed by Retek, during the period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (such three (3) year period being hereinafter referred to as the "Scheduled Term"), unless Employee's employment is earlier terminated in accordance with this Agreement. If Employee's employment has not been earlier terminated, then Employee's employment may continue after the Scheduled Term, but after the Scheduled Term Employee's employment will cease to be governed by the terms and conditions of this Agreement and shall be terminable by either Retek or Employee at will at any time, with or without cause, for any reason or no reason. The obligations of Employee set forth in the Employee Invention/ Confidentiality Agreement referred to in Section 6 shall survive the Scheduled Term and shall survive the termination of Employee's employment, regardless of the cause of such termination. Employee hereby represents and warrants to Retek that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach or violation of any agreement or contract to which Employee is a party or by which Employee is bound.

          2. Duties. Employee shall serve as Retek's Chief Executive Officer with such duties and responsibilities as may from time to time be assigned to Employee by Retek's Board of Directors. The duties and services to be performed by Employee under this Agreement are collectively referred to herein as the "Services". Employee shall initially report directly to Robert L. North, President of HNC. Employee agrees that to the best of his ability and experience he shall at all times conscientiously perform all of the duties and obligations assigned to him under the terms of this Agreement. Employee's offices at Retek shall be located at his current offices in Vancouver, Canada; provided that Employee's duties will include reasonable travel, including but not limited to travel to offices of HNC, its affiliates and current and prospective customers as is reasonably necessary and appropriate to the performance of Employee's duties hereunder.

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          3.     Full-Time Employment.  Employee's employment shall be on a full-time basis. Accordingly, Employees shall not engage in any outside work, business or consulting activity for or on behalf of himself or any other person or organization except with the prior written approval of HNC and Retek and Employee shall otherwise do nothing inconsistent with the performance of Employee's duties hereunder, provided that Employee may provide incidental assistance to charitable or community organizations and manage his personal investments provided such activities do not conflict with, impair or interfere with Employee's performance of his obligations to Retek under this Agreement.

          4. Non-Competition Agreement. Pursuant to the Plan, Employee has entered into a Non-Competition Agreement with HNC (the "Non-Competition Agreement"). The parties agree that any breach or violation by Employee of the Non-Competition Agreement shall constitute a material breach by Employee of this Agreement.

          5.     Compensation and Benefits.

                 5.1 Salary. During the term of this Agreement, Retek shall pay Employees a salary at the rate of One Hundred Twenty Thousand Dollars (U.S. $120,000) per annum. Employee's salary shall be payable in accordance with Retek's customary payroll practices at Retek's customary payroll periods. All sums payable to Employee hereunder shall be reduced by all national, state, local and other withholding and similar taxes and payments required to be withheld by Retek by applicable laws.

                 5.2 Bonus. Employees shall be eligible for an annual bonus. The terms and conditions of the bonus shall be negotiated by Retek and Employee.

                 5.3 Stock Option Grant. Promptly following approval by the stockholders of HNC of an increase in the number of shares reserved for issuance pursuant to HNC's equity incentive plans, Employees shall be granted an option (the "Option") to purchase up to one hundred ten thousand (110,000) shares HNC Common Stock (as previously constituted) at an exercise price equal to the fair market value per share of such stock on the date such options is granted, as determined in accordance with HNC's 1995 Equity Incentive Plan (or other HNC stock option plan under which HNC elects to grant the Option (either being hereinafter called the "HNC Option Plan"). The Option shall be subject to the terms and conditions of the HNC Option Plan, and Employee's right to exercise the option shall vest over a four (4) year period commencing on the Effective Date at the rate of 25% of the option shares per year, subject to and conditioned upon Employee's continuous employment, as shall be specified in greater detail in the Stock Option Agreement evidencing the Option, which shall be in substantially the form of the agreement then used by HNC under the HNC Option Plan (the "Option Grant Agreement"). The Option shall have a term of up to 10 years, subject to earlier termination upon the termination of Employee's employment, as shall be specified in greater detail in the Option Grant Agreement.

                 5.4 Additional Benefits. So long as Retek is a wholly-owned subsidiary of HNC, Employee shall be eligible to participate in HNC's employee benefit plans of general application, including without limitations, any pension or retirement savings plans and those plans covering life, health and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. In addition, Employees shall be entitled to vacation and sick leave benefits in accordance with HNC's policies of general application, with Employee's prior service time with Retek being credited to Employee for purposes of determining Employee's benefits under such policies.

                 5.5  Reimbursement of Expenses.  Retek shall reimburse
Employee for all reasonable and necessary expenses actually incurred by Employee in connection with Employee's performance of the Services hereunder, provided that such expenses are: (a) in accordance with the policies of Retek and


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HNC, as determined from time to time by the Board of Directors of Retek and
HNC; and (b) properly documented and verified by Employee.

         6. Proprietary Rights. Employee has previously entered into an Employee Proprietary Information and Invention Agreement with Retek in the form attached hereto as Exhibit A (the "Employee Invention/Confidentiality Agreement"). The Employee Invention/Confidentiality Agreement shall continue to bind Employee and shall remain in full force and effect after the Exchange.

         7.   Terms and Termination.

              7.1 Terms of Agreement. The term of this Agreement shall commence on the Effective Date, and shall continue in effect until the earlier to occur of: (i) the termination of this Agreement in accordance with this Section 7; or
(ii) the third (3rd) anniversary of the Effective Date.

              7.2 Events of Termination. Employee's employment with Retek shall terminate immediately upon any one of following occurrences;

                   (a) Termination Without Cause. Employee's employment shall terminate upon the giving of a written notice by Retek to Employee stating that Employee's employment is being terminated without Cause (as defined below), which notice can be given by Retek at any time after the Effective Date at the sole discretion of Retek, for any reason or for no reason ("Termination Without Cause"). In addition, Employee's employment with Retek shall be deemed to have been terminated in a Termination Without Cause if Employee terminates his employment with Retek as a result of, and within thirty (30) days after the occurrence of, any of the following events: (i) the material reduction by Retek of HNC of Employee's base salary; or (ii) Retek or HNC commits a material breach of this Agreement that is not cured within (60) days after both Retek and HNC have received written notice of such material breach from Employee.

                   (b) Termination For Cause. Retek may terminate Employee's employment at any time for "Cause" (as defined below) effective immediately upon written notice to Employee ("Termination for Cause"). As used herein, "Cause" shall mean: (i) Employee's commission of an intentional tort or an act of violence so as to cause loss, damage or injury to the business, property or reputation of Retek or HNC or subsidiaries or affiliates of either, or to any employees, invitees or visitors of Retek or HNC or any other persons; (ii) Employee's commission of any crime or act of fraud or dishonesty against Retek, HNC or their respective subsidiaries of affiliates; (iii) Employee's commission of a felony or the unlawful use by Employee of alcohol, drugs or other controlled substances; (iv) Employee's habitual neglect of his duties; (v) Employee's willful disregard or disobedience of any of the stated policies of Retek or HNC that is not susceptible to cure or that is not cured within two (2) days after Retek or HNC gives Employee written notice of such disregard of disobedience of the policy; or (vi) any other material breach of this Agreement by Employee (including without limitation a breach of the Non-Competition Agreement or the Employee Invention/Confidentiality Agreement) that is not susceptible to cure or that is not fully cured to HNC's reasonable satisfaction within twenty (20) days after Retek or HNC gives written notice of such breach.

                   (c) Voluntary Termination. Employee's employment shall automatically terminate upon any resignation by Employee of his employment with Retek or any other voluntary termination or abandonment by Employee of his employment with Retek ("Voluntary Termination"). A "Voluntary Termination" shall not include any Termination Without Cause described in Section 7.2(a).

                   (d) Termination for Death or Disability. Retek's termination of Employee's employment due to Employee's death or Employee's becoming "Disabled" (as defined below)


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("Termination for Death or Disability"). For purposes of this Agreement,
Employee shall be conclusively deemed to have become "Disabled" if Employee suffers any physical or mental illness or disability, incapacity or incompetency preventing Employee from the substantial performance of his duties under this Agreement for a period of 90 days within any period of 180 consecutive days.

         (e) Termination Date. The effective date of Employee's termination pursuant to Section 7.2(a), (b), (c), or (d) is referred to as herein as the "Termination Date."

         (f) Termination Not Sole Remedy. Termination of this Agreement and Employee's employment hereunder shall be without prejudice to any other right or remedy to which Retek or HNC may be entitled at law, in equity, or under this Agreement.

     8.     Effect of Termination.

            8.1 Termination Other Than for Cause. In the event that Employee's employment hereunder is terminated pursuant to Section 7.2(a) (Termination Without Cause) or Section 7.2(d) (Termination for Death or Disability), then Employee, as his sole and exclusive right and remedy at law, in equity or under this Agreement, shall: (a) continue to be paid his then current base salary at the times such payments would have been due Employee pursuant to Section 5 of this Agreement for a period of time equal to the lesser of (i) six (6) months after the effective date of termination of (ii) the remainder of the Schedule Term, which payments shall be made in installments is accordance with Retek's customary payroll practices; and (b) be paid any unpaid basis (if any) that, on the Termination Date, was both (i) fully due and payable to Employee under the terms and conditions of the applicable bonus program and (ii) not subject to any unsatisfied conditions or contingencies. Notwithstanding the foregoing, in the event that Employee's employment hereunder is terminated pursuant to Section 7.2(a) (Termination Without Cause) during the first six months of the Scheduled Term, then Employee, as his sole and exclusive right and remedy at law, equity or under this Agreement shall:
(a) continue to be paid his then-current base salary at the times such payments would have been due Employee pursuant to Section 5 of this Agreement for twelve
(12) months after the effective date of termination, which payments shall be made in installments in accordance with Retek's customary payroll practices;
and (b) be paid any unpaid bonus (if any) that, on the Termination Date, was both (i) fully due and payable to Employee under the terms and conditions of the applicable bonus program and (i) not subject to any unsatisfied conditions or contingencies. Employee shall be entitled to no other payment or compensation upon any such termination.

            8.2 Termination For Causes. In the event that Employee's employment hereunder is terminated pursuant to Section 7.2(b) (Termination For Cause), then Employee, as his sole and exclusive right and remedy at law, in equity or under this Agreement, shall be entitled to be paid, effective upon such termination, the amount of his base salary and other compensation that accrued through the Termination Date and no other compensation or payment whatsoever. All other compensation from and after such Termination For Cause (including without limitation any bonus payment) shall cause (except those benefits that must be continued pursuant to applicable law or by the terms of such benefit plans), and Employee shall not be entitled to any severance pay or other payment or compensation whatsoever upon such Termination For Cause. If the termination of Employee is later determined not to have been a Termination For Cause, then the termination shall be deemed to be a Termination Without Cause governed by the provisions of Section 8.1 above and Employee's sole remedy, at law, in equity or under this Agreement will be that set forth in
Section 8.1.

            8.3 Voluntary Termination. In the event that Employee's employment hereunder is terminated pursuant to Section 7.2(c) (Voluntary Termination), than Employee, as his sole and exclusive right and remedy at law, in equity or under this Agreement, shall be entitled to be paid, effective upon such termination, the amount of his base salary and other compensation that accrued through the Termination

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
Date and no other compensation or payment whatsoever. All other compensation from and after such Voluntary Termination (including without limitation any bonus payment) shall cease (except those benefits that must be continued pursuant to applicable law or by the terms of such benefit plans), and Employee shall not be entitled to any severance pay or other payment or compensation whatsoever upon such Voluntary Termination.

               8.4 Employee Benefits. After the Termination Date, neither Retek nor HNC shall have any duty or responsibility whatsoever to continue to provide benefits to Employee under this Agreement or other employee benefit plans and programs, and Employee's rights under Retek's or HNC's benefit plans of general application in which Employee participated, shall be determined under the provisions of such plans.

               8.5 Survival. Employee's obligations under the Non-Competition Agreement and the Employee Invention/Confidentiality Agreement shall survive the Termination Date and any termination of Employee's employment by Retek or HNC.

          9.   Miscellaneous.

               9.1 Arbitration. Employee and Retek will submit to mandatory binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof; provided, however, that each party will retain its right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief (such as injunctive relief) from a court having jurisdiction over the parties; and provided, further, that Retek or HNC (as applicable) may, but need not, arbitrate any claim that Employee has violated the Employee Invention/Confidentiality Agreement or the Non-Competition Agreement. Any such arbitration shall be conducted in San Diego, California in accordance with the commercial arbitration rules of the American Arbitration Association then in effect, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

               9.2 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, excluding that body of laws pertaining to conflict of laws. If any provision of this Agreement is found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, not be voided or canceled but will instead be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

               9.3 Remedies. Retek and Employee acknowledge that the services to be provided by Employee are of a special, unique, unusual, extraordinary and intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Employee hereby consents and agrees that for any material breach or violation by Employee of any of the provisions of this Agreement, a restraining order and/or injunction may be issued against Employee, in addition to any other rights and remedies Retek or HNC may have, at law or equity, including without limitation the recovery of money damages.

               9.4 Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by Retek, HNC and Employee. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision of this Agreement shall not be treated as waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind will be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

               9.5 Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. Retek may assign its rights, together with its obligations hereunder, to HNC or to any parent, subsidiary, affiliates or successor of HNC, or in connection with any sale, transfer or other disposition of all or substantially all the business and assets of Retek or HNC or any of their respective subsidiaries or affiliates, whether by sale of stock, sale of assets, merger, consolidation or otherwise; provided, that any such assignee assumes Retek's obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.

               9.6 Entire Agreement. This Agreement constitutes the entire and only agreement and understanding between the parties relating to employment of Employee with Retek or HNC and this Agreement supersedes and cancels any and all previous contracts, managements or understandings with respect to Employee's employment; except that the Non-Competition Agreement and the Employee Invention/Confidentiality Agreement shall remain as independent contracts and shall remain in full force and effect according to their terms.

               9.7 Obligations, Rights and Status of HNC. HNC hereby agrees with Employee that, for so long as Retek is a wholly-owned subsidiary of HNC, HNC will guarantee Retek's performance of its financial obligations under this Agreement. In consideration of HNC's foregoing guarantee, Employee and Retek agree that, for so long as HNC owns capital stock of Retek that represents at least a majority of the voting power of all Retek stock then outstanding, HNC shall be entitled to enforce this Agreement against Employee and may exercise Retek's rights hereunder.

               9.8 Notices. All notices and other communications required or permitted under this Agreement will be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective (a) upon receipt if hand delivered, (b) five
(5) days after mailing if sent by mail, and (c) one (1) day after dispatch if sent by telecopier (with electronic acknowledgment of successful transmission) or by express courier, to the following addresses:

          If to Retek:                          With a copy to:

          Retek Distribution Corporation        Fenwick & West LLP
          25 Church Street                      Two Palo Alto Square, Suite 800
          Hamilton, Bermuda HMLX                Palo Alto, CA  94306 USA
          Telecopier:  (441) 295-0560; and      Attention:  Kenneth A. Linhares, Esq.
                                                Telecopier:  (415) 494-1417
          HNC Software Inc.
          5930 Cornerstone Court West           Fenwick & West LLP
          San Diego, CA  92121                  Two Palo Alto Square, Suite 800
          Attention:  President                 Palo Alto, CA  94306 USA
          Telecopier:  (619) 452-3220           Attention: Kenneth A. Linhares, Esq.
                                                Telecopier:  (415) 494-1417

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
          If to Employee:               With a copy to:

          John N. Buchanan              Gourlay Spencer Slade & Winch
          200-545 Clyde Avenue          1455 Bellevue Avenue, Suite 205
          West Vancouver, B.C.          West Vancouver, BC, CANADA
          Canada V71 1C5                Attn: Charles V. Winch, Barrister
          Telecopier: (604)925-3454     Telecopier: (604)925-1304

or to such other address as either party may have furnished to the other in writing in accordance herewith , except that notices of change of address shall only be effective upon receipt.

                 9.9 Headings. The heading contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement.

                 9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which, taken together, constitute one and the same agreement.





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         IN WITNESS WHEREOF, the undersigned parties have executed this
Agreement as of the date first above written.

RETEK DISTRIBUTION CORPORATION          EMPLOYEE

By: /s/ Robert Jennings                 /s/  John N. Buchanan
   --------------------------------     --------------------------------
   Robert Jennings, President           John N. Buchanan


For purposes of Section 9.7 of the Agreement only:

HNC SOFTWARE INC.

By:  /s/ R.V. Thomas
   -----------------------------
Name: Raymond V. Thomas
     ---------------------------
Title: Chief Financial Officer
       and Secretary
      --------------------------


Attachments:

Exhibit A: Employee Invention/Confidentiality Agreement



                    [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]



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